Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-275786) of Bowman Consulting Group Ltd.,
(2)Registration Statement (Form S-8 No. 333-272022) pertaining to the 2021 Omnibus Equity Incentive Plan and the 2021 Employee Stock Purchase Plan of Bowman Consulting Group Ltd., and
(3)Registration Statement (Form S-8 No. 333-256001) pertaining to the 2021 Omnibus Incentive Plan and the 2021 Employee Stock Purchase Plan of Bowman Consulting Group Ltd.;

of our report dated March 5, 2026, with respect to the consolidated financial statements of Bowman Consulting Group Ltd. included in this Annual Report (Form 10-K) of Bowman Consulting Group Ltd. for the year-ended December 31, 2025.

/s/ Ernst & Young LLP

Tysons, VA
March 5, 2026